UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2013

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12900 Snow Road Parma, Ohio 44130
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Effective September 9, 2013, Petrus J. Barnard, Vice President and President of GrafTech’s Industrial Materials segment (“Officer”), entered into a written sales plan covering the sale of GrafTech shares underlying certain stock options that is intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (“10b5-1 Plan”). The 10b5-1 Plan was implemented because of the short duration remaining on the options. The 10b5-1 Plan applies only to 10-year stock options that would otherwise expire by their terms on or before April 1, 2015 and does not cover any other GrafTech shares held by the Officer. The 10b5-1 Plan provides for the exercise of the options and contemporaneous sale of the GrafTech shares. Under the 10b5-1 Plan, the options will be exercised, subject to the attainment of certain minimum price thresholds which are above the current stock price level, at their stated exercise price and the shares issued will be sold on the open market at then prevailing prices.

The Officer’s remaining currently outstanding stock options’, which are not covered by the 10b5-1 Plan, earliest expiration is December 2019. The Officer’s other holdings include GrafTech shares that he purchased in the past, as well as vested and unvested restricted stock and performance share units issued pursuant to incentive plans approved by GrafTech’s stockholders.

As of the date hereof, the Officer’s holdings are as follows:

	Stock Options Covered by Plan	Stock Options Not Covered by Plan	Other Common Stock Holdings Not Covered by Plan
Petrus J. Barnard	100,000	72,400	226,545

GrafTech does not undertake to report Rule 10b5-1 plans that may be adopted by any employees, officers or directors of GrafTech in the future or to report any modifications or termination of any publicly announced 10b5-1 plans except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: September 16, 2013	By:	/s/ John D. Moran
John D. Moran Vice President, General Counsel and Secretary